EXHIBIT 4.1

                  PHILIPS ELECTRONICS NORTH AMERICA CORPORATION
                             1998 STOCK OPTION PLAN


1. Purpose. The purpose of the Philips Electronics North America Corporation 1998 Stock Option Plan (the "Plan") is to enhance the ability of Philips Electronics North America Corporation (the "Company"), an indirect wholly-owned subsidiary of Koninklijke Philips Electronics N.V. ("Philips") and any participating division, subsidiary or affiliate of the Company selected by the Board (a "Division") to attract and retain key employees of outstanding ability and to provide employees with an interest in Philips parallel to that of the Philips' shareholders.

2.   Definitions.
         (a) "Board" shall mean the Board of Directors of the Company.
         (b) "Committee" shall mean a committee of no less than two members of the Board appointed by the Board to administer the Plan and to perform the functions set forth herein.
         (c) "Fair Market Value" per share as of a particular date shall mean the average of the high and low prices of the Shares reported on the relevant date as published in a recognized financial newspaper for New York Stock Exchange Composite Transactions. In the event that the Stock is not traded on the relevant date, Fair Market Value shall be determined by the Committee in its reasonable discretion.
         (d) "Option" shall mean a non-statutory option to purchase stock.
         (e) "Option Period" shall have the meaning set forth in Section 5(b) of the Plan.
         (f) "Participant" shall mean an employee of the Company or Division who is selected to participate in the Plan in accordance with Section 4.
         (g) "Shares" shall mean the common shares of Philips.

3.   Administration. The Plan shall be administered by the Committee.
         (a) The Committee shall (i) approve the selection of Participants, (ii) determine the number of Shares subject to Options, up to an aggregate number not exceeding the number of Shares approved for the Plan from time to time by Philips' Board of Management, Supervisory Board and meeting of its priority shareholders, and not previously issued upon the exercise of Options or subject to unexercised outstanding Options, (iii) determine the terms and conditions of any Option granted hereunder (including, but not limited to, any restriction and forfeiture conditions on such Option) and (iv) have the authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Option in the manner and to the extent it shall deem desirable.
         (b) Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, Division and its shareholders, Participants and persons claiming rights from or through a Participant.
         (c) The Committee may delegate to officers or employees of the Company or Division and to service providers, the authority, subject to such terms as the Committee shall determine, to perform administrative functions with respect to the Plan and Option agreements.


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         (d) Members of the Committee and any officer or employee of the Company or Division acting at the direction of, or on behalf of, the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified by the Company with respect to any such action or determination.

4. Eligibility. Individuals eligible to receive Options under the Plan shall be the key employees of the Company and Divisions selected by the Committee.

5. Options. Options may be granted under the Plan commencing as of the Effective Date and from time to time thereafter in such form as the Committee may from time to time approve pursuant to terms set forth in an Option agreement. The Committee may alter or waive, at any time, any term or condition of an Option that is not mandatory under the Plan.
         (a) Option Price. The purchase price per share of Stock purchasable under an Option shall be not less than 100% of the Fair Market Value of the Stock on the date of the grant of the Option specified in the Option agreement.
         (b) Option Period. The term of each Option shall be 10 years from the date the Option is granted (the "Option Period").
         (c) Exercisability. Subject to Section 6, each Option shall vest and become exercisable at a rate of 33-1/3% upon the first anniversary of the date of grant, and an additional 33-1/3% on each of the second and third anniversaries of the date of grant.
         (d) Method of Exercise. Options may be exercised, in whole or in part (subject to a minimum of 10 Shares of Stock), by giving written notice of exercise to the Company specifying the number of Shares to be purchased. Such notice shall be accompanied by the payment in full of the Option purchase price in accordance with any method set forth in the Option agreement.
         (e) In the event that an Option expires or is terminated without being exercised in full, including in cases of forfeiture, such Shares subject to such Option shall thereafter be again available for grant pursuant to the Plan.

6.   Divestiture.
         (a) Total Divestiture. In the event that a participating Division for which a Participant is employed is fully divested by Philips, all outstanding Options held by such Participant shall become fully vested and the Participant shall be entitled to exercise such Options until the date which is 90 days from the date of divestiture.
         (b) Divestiture with Continued Ownership. In the event that a participating Division or part thereof for which a Participant is employed is divested by Philips, and provided that Philips retains an ownership interest in such Division of 1% or more, all outstanding Options held by such Participant shall continue to vest in accordance with the schedule set forth in Section 5(c), and vested Options shall be exercisable by such Participant until the earlier to occur of (i) the expiration of the Option Period or (ii) the date which is 90 days from the date that Philips no longer retains an ownership interest of at least 1%.
         (c) For purposes of this Section 6, as long as Philips continues to own an 80% or greater interest in a participating Division, no divestiture shall be deemed to have occurred.

7. Forfeiture. Options shall be subject to termination and forfeiture as provided in the Option agreement applicable to an Option. Notwithstanding anything in the Plan to the contrary, the Committee may provide in any Option agreement that in the event of a serious breach of


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     conduct by an employee or former employee  (including,  without limitation, any conduct prejudicial to or materially adverse to the business of the Company, a Division or Philips) the Committee may cancel any outstanding Option granted to such employee or former employee, in whole or in part, whether or not vested. Such cancellation shall be effective as of the date specified by the Committee. The determination of whether an employee or former employee has engaged in a serious breach of conduct shall be determined by the Committee in good faith and in its sole discretion, and such determination shall be binding and conclusive on the employee or former employee.

8. Withholding. The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld therefrom, or to require a Participant to pay to the Company in cash any amount required to be withheld prior to the issuance or delivery of any Shares under the Plan.

9. Nontransferability. No Option shall be assignable or transferable by the Participant otherwise than by will or the laws of descent and distribution, and Options shall be exercisable, during the Participant's lifetime, only by the Participant (or by the Participant's legal representatives in the event of the Participant's incapacity).

10. No Right to Employment. Nothing contained in the Plan or in any Option under the Plan shall confer upon any employee any right with respect to the continuation of employment with the Company or Division, or interfere in any way with the right of the Company or Division to terminate such employment at any time. Nothing contained in the Plan shall confer upon any employee or other person any claim or right to any Option or Shares under the Plan.

11. Governmental Compliance. Each Option under the Plan shall be subject to the requirement that if at any time the Committee shall determine that the listing, registration or qualification of any Shares issuable or deliverable thereunder upon any securities exchange or under any Federal, state or other law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition thereof, or in connection therewith, no such Option may be exercised or Shares issued or delivered unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

12. Adjustments. In the event of any change in the outstanding Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of shares or other corporate change, or any distribution to holders of Shares other than regular cash dividends, the number or kind of Shares available for Options under the Plan may be adjusted by the Committee as it shall in its sole discretion deem equitable and the number and kind of Shares subject to any outstanding Options granted under the Plan and the purchase price thereof may be adjusted by the Committee as it shall in its sole discretion deem equitable to preserve the value of such Options.

13. Amendment. The Board may amend, modify, suspend or terminate the Plan or any portion thereof at any time, provided that, except as provided in
     Section 12, no amendment shall be made which would reduce the option price specified in the Plan.


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14.  General Provisions.
         (a) Except as otherwise provided by the Committee in the applicable Option agreement, a Participant shall have no rights as a shareholder with respect to any Shares subject to Options until a certificate or certificates evidencing such Shares shall have been issued to the Participant and, subject to
Section 12, no adjustment shall be made for dividends or distributions or other rights in respect of any Share for which the record date is prior to the date on which Participant shall become the holder of record thereof.
         (b) The Plan and all agreements hereunder shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflict of laws.
         (c) Where the context requires, words in either gender shall include the other gender.
         (d) The value of Options (or Shares purchased upon exercise of Options) under the Plan shall not be considered as compensation in determining a Participant's benefits under any benefit plan of the Company or a Division, including, but not limited to, group life insurance, long-term disability, family survivors, the retirement plan and the Employee Savings Plan.

15. Term of Plan. Subject to earlier termination pursuant to Section 13, the Plan shall have a term of 10 years from the Effective Date.

16. Effective Date. The Plan shall be effective as of February 12, 1998 (the "Effective Date").